EXHIBIT 12
                                                                    ----------




                          DOW CORNING CORPORATION
                          -----------------------
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
             -------------------------------------------------
                          (in millions of dollars)


                                                  Three months ended March 31,
                                                  ----------------------------
                                                       1995          1994
                                                       ----          ----


Earnings:

     Income from continuing operations before income
       taxes and minority interest                    $ 89.4        $66.4


     Less:
       Equity in earnings (losses) of less than
         50%-owned companies in excess of distributed
         income                                         (0.1)        (0.1)

     Add:
       Fixed charges                                    27.1         22.2
       Amortization of capitalized interest              2.4          2.4

     Deduct:
       Interest capitalized during the period            2.7          2.4
                                                      ------        -----


Earnings for computation purposes                     $116.3        $88.7
                                                      ======        =====


Fixed charges:

     Interest on indebtedness, expensed or
       capitalized                                    $ 23.2        $18.5
     Portion of rents representative of the
       interest factor                                   3.8          3.5
     Amortization of debt expense                        0.1          0.2
                                                      ------        -----


Fixed charges for computation purposes                $ 27.1        $22.2
                                                      ======        =====


Ratio of earnings to fixed charges                       4.3          4.0
                                                         ===          ===